Exhibit 10.2
OTIS Siège Social
Tour Défense Plazaa
23-27 rue Delarivière Lefoullon 92800 PUTEAUX

CONTRAT DE TRAVAIL A DUREE INDETERMINEE
ENTRE :
OTIS,

Société en commandite simple au capital de 6.202.305€, ayant son siège social 23-27, Rue Delarivière-Lefoullon - 92800 Puteaux, immatriculée au Registre du Commerce et des Sociétés de Nanterre sous le numéro 542 107 800 03943, dûment représentée par Madame Birgit Magnin en sa qualité de Directrice des Ressources Humaines, OTIS France

Ci-après désignée, la « Société »,
D'UNE PART,
ET :
M. Thibault LEFEBURE

Ci-après désigné, le « Salarié » ;

D'AUTRE PART,

Ci-après désignés ensemble, les « Parties ». IL A ETE CONVENU ET ARRETE CE QUI SUIT :

INDEFINITE TERM EMPLOYMENT CONTRACT

BETWEEN:

OTIS,

a French SCS, with a registered share capital of
€6,202,305, whose registered office is located 23-27, Rue Delarivière-Lefoullon - 92800 Puteaux, registered to the Trade & Companies Register of Nanterre under the number 542 107 800 03943, duly represented by Ms Birgit Magnin in capacity as Director, Human Resources, OTIS France

Hereinafter referred to as the "Company",

OF THE ONE PART,
AND:

M. Thibault LEFEBURE

Hereinafter referred to as the "Employee",

OF THE OTHER PART,
Hereinafter referred together as the "Parties",

IT HAS BEEN AGREED AND DECIDED AS FOLLOWS:

ARTICLE 1 - ENGAGEMENT
La Société engage le Salarié, en qualité de Senior Vice President & General Manager, Western Europe conformément aux dispositions de la convention collective de la Métallurgie (ci-après « la convention Collective ») actuellement applicable au sein de l’entreprise, selon les termes et conditions ci-après exposés.

M. Thibault LEFEBURE sera basé au 23-27, Rue Delarivière-Lefoullon - 92800 Puteaux.

ARTICLE 1 - EMPLOYMENT

The Company shall employ the Senior Vice President & General Manager, Western Europe pursuant to the provisions of the collective bargaining agreement of the Steel Industries (hereafter the “Collective Bargaining Agreement”) which currently applies to the Company, pursuant to the terms and conditions set forth hereunder.

M. Thibault LEFEBURE will be located 23-27 Rue Delarivière-Lefoullon - 92800 Puteaux.

Les attributions de Senior Vice President & General Manager, Western Europe, seront exercées par le Salarié, sous l'autorité et dans le cadre des instructions et directives données à tout moment par le President, Otis EMEA, ou toute autre personne désignée par la Société à laquelle il rendra compte de son activité et des missions qui lui sont confiées
Déclaration nominative préalable à l’embauche

L’organisme destinataire de la déclaration préalable à l’embauche de M. Thibault LEFEBURE est l’URSSAF de Montreuil.
Conformément à la loi n° 78-17 du 6 janvier 1978 relative à l'informatique, aux fichiers et aux libertés
M. Thibault LEFEBURE peut interroger ladite URSSAF sur les informations nominatives le concernant contenues dans le fichier relatif aux déclarations nominatives préalables à l'embauche et, le cas échéant, en obtenir communication. Il peut également exiger de cet organisme que soient rectifiées les informations qui seraient inexactes ou incomplètes.

In connection with his duties Senior Vice President & General Manager, Western Europe shall be placed under the direct authority of the President, Otis EMEA, or any other person designated by the Company, from whom he will receive his instructions and to whom he will report.

Employment declaration prior to hiring

The receiving agency of the employment declaration established prior to the hiring of M. Thibault LEFEBURE the URSSAF of Montreuil.
In accordance with law n° 78-17 dated January 6, 1978 on Computers, Files and Freedoms
M. Thibault LEFEBURE can ask said URSSAF on any personal data about his stored in the file relating to the employment declaration prior to hiring and, if necessary, obtain communication. He may also ask this organization to rectify information that may be incorrect or incomplete.

ARTICLE 2 - DATE DU CONTRAT Le présent contrat est conclu pour une durée indéterminée au 1er septembre 2024. Votre ancienneté acquise au sein d’Otis sera conservée .	ARTICLE 2 – TERM This Contract is made for an indefinite term starting on September 1st, 2024. Your seniority of service with Otis will be retained, with Commencement of Continuous Service within Otis.
ARTICLE 3 - DUREE DU TRAVAIL

Compte tenu de la nature des missions et de l’importance des responsabilités conduisant à un haut niveau d’autonomie et impliquant une grande indépendance dans l’organisation de l’emploi du temps, nous sommes convenus d’un forfait tous horaires conformément aux dispositions de l’accord d’entreprise relatif à la durée, à l’aménagement du temps de travail et aux déplacements (hors DOM) du 1er octobre 2020.Ce forfait correspond à une année complète d’activité et tient compte d’un droit intégral à
congés payés.

ARTICLE 3 - WORKING TIME

Considering functions, with respect to the nature of duties that are assigned, by the flexibility and autonomy with which you perform missions, including in the organization of schedule. The parties have agreed on an all hour’s flat rate in accordance with the provisions of the company agreement relating to duration, organization of working time and travail (excluding overseas department) of October 1st, 2020. This flat rate corresponds to a full year of activity and considers a full right to paid vacation.

ARTICLE 4 – REMUNERATION

•Le Salarié percevra un salaire brut forfaitaire annuel de base de 310 000 €, versé en douze échéances mensuelles égales à la fin de chaque mois soit 23 846.15 € et un 13ème mois versé en 2 fois sous la forme d’une prime semestrielle, en juin et en novembre.

•    Participation à notre programme Short-Term Incentive (STI) avec une opportunité annuelle cible de STI de 50% de votre salaire de base. Les récompenses STI sont basées sur les performances individuelles et d'Otis, mesurées par rapport aux objectifs et mesures annuels précédemment établis.

•Participation à notre programme long terme incentive (LTI). Le programme LTI est conçu pour offrir une opportunité de récompenses financières aux principaux dirigeants dont les efforts et les réalisations contribuent à notre succès à long terme. Les attributions LTI sont généralement émises au cours du premier trimestre de l'année et consistent actuellement en une combinaison d'unités d'actions au rendement (PSU), d'unités d'actions restreintes (RSU) et de droits à l'appréciation des actions (SAR). Les RSU et les SAR s'acquièrent proportionnellement sur une période de trois ans et les PSU s'acquièrent en bloc à la fin d'une période de rendement de trois ans. Les récompenses LTI sont soumises aux conditions générales applicables. Les valeurs des subventions annuelles peuvent varier d'une année à l'autre, en fonction des performances individuelles et d'Otis.

ARTICLE 4 – COMPENSATION

•The Company shall pay to the Employee, a gross base annual salary of €310 000, paid in twelve equal monthly installments at the end of each month, i.e., €23 846.15 gross per month and a thirteenth month split in 2 parts and paid as a biannual bonus in June and November.

•Participation in our Short-Term Incentive (STI) program, with a target annual STI opportunity of 50% of your base salary. STI awards are based on individual and Otis performance, measured against previously established annual objectives and metrics.

•Participation in our Long-Term Incentive (LTI) program. The LTI program is designed to provide an opportunity for financial awards to key leaders whose efforts and achievements contribute to our long-term success. LTI awards are typically issued in the first quarter of the year and currently consist of a combination of Performance Share Units (PSUs), Restricted Stock Units (RSUs) and Stock Appreciation Rights (SARs). RSUs and SARs vest ratably over a three-year period and PSUs cliff vest at the end of a three-year performance period. LTI awards are subject to the applicable award terms and conditions. Annual grant values may vary from year-to-year, based on individual and Otis performance being in the new role.

•Véhicule de fonction

Dans le cadre de vos fonctions, vous bénéficierez d’un véhicule de fonction. Une valeur d’avantage en nature figurera sur votre bulletin de paie, en contrepartie de l’utilisation personnelle du véhicule. Vous devrez payer les charges sociales et l’impôt sur le revenu sur le montant de l’avantage en nature. Nous vous précisons également que le changement de poste peut impliquer la perte du bénéfice de la voiture de fonction, si le nouveau poste n’entre pas dans les règles d’attribution d’un véhicule.

•Company Car

In the performance of your duties, you will benefit a company car. A mention of “benefits in kind” will appear on your pay slip, in consideration for the personal use of the vehicle. You will have to pay social security contribution and income taxes on the amount of the “benefit in kind”. We also specify that a change of position may lead to the loss of the benefit of the company car, if the new position is not within the rules of attribution of a vehicle

ARTICLE 5 – CONGES PAYES

M. Thibault LEFEBURE bénéficiera de 2.08 jours Ouvrables de congés payés par mois conformément aux dispositions légales ainsi que, le cas échéant, les congés accordés par ailleurs au titre de la Convention Collective. La période de prise de ces congés sera déterminée en accord avec la Direction de la Société Otis France en tenant compte des nécessités opérationnelles et relevant de l’organisation de la Société Otis France.

ARTICLE 5 – PAID LEAVE

M. Thibault LEFEBURE shall benefit from 2.08 working days of paid leave per month in accordance with statutory provisions as well as any leave granted otherwise pursuant to the Collective Agreement. The period in which this leave shall be taken must be agreed with the Management of the Company taking into account the operational and organizational requirements of the Company.

ARTICLE 6 – AVANTAGES SOCIAUX Le salarié est éligible à la participation et à l’intéressement conformément aux règles en vigueur	ARTICLE 6 – BENEFITS The Employee is eligible to the Otis France Profit Sharing scheme so called “participation et intéressement” according to the legal requirements
ARTICLE 7 – OBLIGATIONS PROFESSIONNELLES

Obligation de confidentialité

Vous vous interdisez de vous livrer, pendant la durée du présent contrat, à un quelconque acte de concurrence directe ou indirecte au détriment de la Société Otis.

Vous vous engagez à conserver, de la façon la plus stricte, la discrétion la plus absolue sur tout ce qui a trait aux secrets et procédés concernant les fabrications ou le commerce de la Société Otis et plus généralement sur l’ensemble des renseignements que vous pourrez recueillir à l’occasion de vos fonctions ou du fait de votre présence dans l’entreprise.
Cette obligation de discrétion demeurera même après la fin du présent contrat quelle qu’en soit la cause.

ARTICLE 7 - PROFESSIONAL OBLIGATIONS

Confidentiality

You may not engage, during the term of this employment contract, into any act of direct or indirect competition against the Otis Company.

You undertake to keep strictly confidential any information regarding the secrets and manufacturing processes or the business of the Otis Company and more generally any information that you can access in the performance of your duties or because of your presence in the Company.

This duty of confidence will remain after the end of this Contract for whatever reason.

Invention des salariés

En application de la loi du 13 Juillet 1978 relative aux brevets d’invention qui fixe les règles d’attribution de la propriété des inventions réalisées par les salariés selon les dispositions suivantes :
Les inventions de service appartiennent à la Société Otis. Il s’agit des inventions faites par le salarié dans le cadre d’une mission inventive prévue par le contrat de travail.
Les autres inventions appartiennent au salarié sauf dans le cas où l’invention est faite au cours de l’exécution des fonctions du salarié dans le domaine de l’activité de la Société Otis ou avec le concours des moyens techniques de la Société.
Dans ce cas, cette dernière a le droit de se faire attribuer la propriété ou la jouissance de tout ou partie du brevet protégeant l’invention, mais le salarié doit en obtenir un juste prix.

Inventions of the employees

In accordance with the French law of 13 July 1978 concerning patents which fix the rules of allocation of ownership of inventions made by employees in the following ways:
Service inventions belong to the Otis Company. It includes any invention made by the employee as part of an inventive mission in the exercise of your duties.
Other inventions belong to the employee except when the invention is made during the execution of the duties of the employee in the scope of the Company’s businesses or with the help of the technical means of the Company.
In this case, the latter has the right to be assigned ownership or enjoyment of all or part of the patent for the invention, but the employee must obtain a fair price.

ARTICLE 8 – CLAUSE DE MOBILITE GEOGRAPHIQUE
La carrière d’un cadre implique une mobilité géographique qui est fonction de la nature de l’activité professionnelle et des postes qui se trouvent à pourvoir et représente un facteur d’évolution professionnelle.

Vous acceptez que l’évolution de votre situation professionnelle ou des besoins liés à l’organisation et à la bonne marche de l’entreprise puisse conduire à la modification de votre lieu de travail.

En conséquence, vous acceptez d’être mobile sur l’ensemble du territoire français métropolitain mais il est expressément convenu que vous serez amené à voyager régulièrement en Europe.

Cette mutation s’effectuera selon les modalités conventionnelles en vigueur et les règles financières fixées par la Société concernant la prise en charge des frais entraînés par les transferts géographiques. Afin de pouvoir remplir les missions qui vous sont confiées, vous vous engagez à exécuter tous les déplacements temporaires qui pourront vous être demandés, dans le cadre de l’exercice de vos fonctions. Il est précisé que ces déplacements pourront se dérouler sur plusieurs jours au Moyen Orient, en Europe ainsi qu’en Afrique.

ARTICLE 8 – GEOGRAPHIC MOBILITY CLAUSE

A Senior management position involves a geographical mobility, which depends on the nature of the work and positions that are vacant and is a factor of professional development.

You agree that a change of your work situation or of the organization-related needs and the running of the company may lead to an evolution of the location of your workplace.

Accordingly, you accept any change of your workplace over the French metropolitan territory however frequent travelling within Europe may be required.

This change would be achieved with respect of the provisions of the conventional rules in force and the financial rules set by the Company regarding the coverage of management expenses related to geographical transfers.
In order to fulfill the mission entrusted to you, you undertake to execute any temporary movements that can be requested, as part of your duties. It is specified that these trips could take place over several days over South East Europe.

ARTICLE 9 – CLAUSE DE NON-SOLLICITATION
Vous vous interdisez pendant une durée d’un an à compter de la date de votre départ effectif de la Société Otis de :

Proposer un emploi aux personnes sous contrat à durée indéterminée qui était, au moment de ce départ effectif, un salarié de la Société Otis ou de tenter, par quelque moyen que ce soit, directement ou indirectement, de persuader ou d’inciter cette personne à accepter un autre emploi ou à quitter la Société Otis.

D’embaucher et/ou de faire embaucher par un tiers avec lequel vous êtes en relations d’affaires, une personne sous contrat à durée indéterminée qui était, au moment de ce départ effectif, un salarié de la Société Otis.

ARTICLE 9 – NON-SOLICIT CLAUSE

You hereby undertake, for a one-year duration, starting from the date of your effective termination from the Otis Company:

not to offer any job-position to any persons who are employed by the Otis Company pursuant to an indefinite duration employment contract on the date of your effective termination, and not to try to convince, by any means whatsoever, directly or indirectly, such persons to accept any other job-position or to leave the Otis Company.

Not to hire and/or make hired by a third party whom you would be engaged into business relationships with, any persons who are employed by the Otis Company pursuant to an indefinite duration employment contract on the date of your effective termination.

ARTICLE 10 - CLAUSE DE NON-CONCURRENCE

Compte tenu de la nature de vos fonctions et afin de préserver les intérêts légitimes de la Société, en cas de cessation de votre contrat de travail pour quelque cause que ce soit, vous vous interdisez à dater de la rupture juridique de votre contrat de travail, de créer, d’acquérir ou d’entrer au service d’une entreprise concurrente. Vous vous interdisez également de vous intéresser directement ou indirectement à toute fabrication et à tout commerce pouvant concurrencer les matériels, produits, services ou articles fabriqués ou vendus par la Société Otis, pendant une période d’un an renouvelable une fois.
Cette interdiction couvre toute la France et ne s’applique pas en cas de rupture du contrat de travail pendant la période d’essai.
En contrepartie de cette obligation de non-concurrence, vous percevrez, pendant la durée de l’interdiction, une indemnité mensuelle spéciale

ARTICLE 10 - NON-COMPETE CLAUSE

Given the nature of your functions and in order to preserve the legitimate interests of the Company, you undertake for a period of twelve (12) months, which could be subject to one renewal, as from the termination of your employment contract, for any reason whatsoever, not to create, acquire or provide services to any company the business of which would be competitive to that of the Otis Company. You also undertake to take any interest to any manufacturing or business that could be competitive to the products, services or gears manufactured or sold by the Otis Company.

This prohibition applies throughout France and does not apply in case of termination during the notice period of the employment contract.

In compensation for this non-compete

prévue à ce titre par la convention collective nationale des Ingénieurs & Cadres de la Métallurgie. Elle est actuellement égale à 5/10ème de la moyenne des appointements, avantages et gratifications contractuels dont vous aurez bénéficiés au cours des 12 derniers mois de présence dans l’entreprise.

Toutefois, en cas de licenciement, cette indemnité sera portée à 6/10ème de cette moyenne tant que vous n’aurez pas retrouvé un nouvel emploi et dans la limite de la durée de non-concurrence

Vous vous engagez donc à informer la Société Otis de votre situation professionnelle dès que vous aurez retrouvé un emploi.

La Société Otis pourra renoncer à l’interdiction de concurrence et se décharger de l’indemnité prévue ci-dessus, sous condition de vous en avertir par écrit dans les 8 jours suivant la notification de la rupture de votre contrat de travail.
L’indemnité mensuelle prévue par la convention collective étant la contrepartie du respect de la clause de non-concurrence, elle cesse d’être due en cas de violation, sans préjudice pour la Société Otis de vous réclamer à titre de dommages et intérêts une somme correspondant aux appointements que vous aurez perçus de la Société Otis au cours des 12 derniers mois de présence et la possibilité de faire cesser par tout moyen de droit l’activité exercée en contravention de la présente clause.

obligation, you shall perceive, during the entire duration of the prohibition, the monthly indemnity as provided by the national collective bargaining agreement for Metallurgy Engineers and White Collar, which is currently sets at 5/10th of the average monthly salary, benefits and gratifications provided by your employment contract, perceived over the last 12 months of presence within the company.

However, in case of dismissal, the above-mentioned indemnity shall be of 6/10th of the average monthly remuneration as described as long as you shall remain unemployed, within the duration limits set for the present non-compete obligation.

You therefore agree to inform the Company Otis of your new work status once you have found a job.

The Otis Company reserves the right to release you from the non-competition obligation within the 8 days following the notification of the termination of your employment contract.

As the above-mentioned indemnity is the counterpart of the proper execution of the non-compete clause, it shall cease to be paid in case of violation, without prejudice of damages the Otis Company could claim, corresponding to the average monthly salary, benefits and gratifications over the last 12 months of presence within the company, or any legal action the Otis Company could launch in order to obtain the ceasing of any competing activity that would be carried out in violation of the present clause.

ARTICLE 11 – ETHIQUE ET DEONTOLOGIE

Vous vous engagez à respecter le code de déontologie ainsi que toutes les règles et politiques d’Otis en matière d’éthique.

Vous avez la possibilité de consulter toutes les informations relatives à l’éthique et à la déontologie sur le site Planet Otis, rubrique Ethique.

ARTICLE 11 – ETHIC AND DEONTOLOGY

You hereby undertake to comply with the deontology code as well as with any rules and policies applicable within the Otis Company.

The policies and information related to ethic are available on the Planet Otis website.

ARTICLE 12 - PROTECTION DES DONNEES INDIVI-DUELLES

En application de la législation en vigueur relative à la protection et au transfert des données à caractère personnel des travailleurs salariés, nous vous informons que conformément à la loi « Informatique et Liberté » du 6 janvier 1978, modifiée par la loi du 6 août 2004, vous bénéficiez d’un droit d’accès et de rectification de ces données.

ARTICLE 12 – Data Privacy

In compliance with the laws governing the transfer of personal data we hereby inform you that in accordance with the Data privacy law dated January 6, 1978 and amended by the law dated August 6, 2004, you are entitled to be granted access and correction of such data.

ARTICLE 13 – DIVERS

Pour toutes les questions non prévues au présent contrat, les parties conviennent de se référer aux dispositions de la convention collective nationale des Ingénieurs et Cadres des Industries des Métaux du 13 Mars 1972.

ARTICLE 13 – MISCELLANEOUS

For all unforeseen issues in this contract, the parties agree to refer to the provisions of the national collective agreement for engineers and managers of the Metals Industries of March 13, 1972.

ARTICLE 14 – DECLARATIONS

Le présent Contrat est régi par le droit et la réglementation français.

Pendant toute la durée de son emploi, le Salarié devra se conformer à l’ensemble des procédures et pratiques applicables au sein de la Société.

Le présent contrat est établi en deux versions, l'une française, l'autre anglaise. En cas de difficultés d'interprétation, la version française fera foi à tous égards.

Fait en double original, A Puteaux
Le 10 Juillet 2024

ARTICLE 14 – DECLARATIONS

This Contract shall be governed by French laws and regulations.

The Employee shall be bound to follow all policies and procedures of the Company during the term of his employment.

This Contract has been drawn up in two versions, one in French, and the other in English. In the event that difficulties in interpretation arise, the French version will prevail in all respects.

Two originals signed, In Puteaux
On July, 10th , 2024

/s/ Birgit Magnin	/s/ Thibault Lefebure
La Société / The Company*	Le Salarié / The Employee*
Birgit MAGNIN	Thibault LEFEBURE
Directrice des Ressources Humaines Europe de
l’Ouest / MG Western Europe HRBP

*Parapher chaque page. Sur la dernière page, faire précéder la signature de la mention manuscrite « Lu et approuvé, bon pour accord ». Initials on each page. On last page, the signature must be preceded by the handwritten words: "Lu et approuvé, bon pour accord” (Read and approved, valid for agreement).

Siège Social Otis	Tour Défense Plaza	SIREN 542.107.800 RCS Nanterre
SCS au Capital de 6.202.305€	23-27 rue Delarivière Lefoullon	APE 4329B
	92800 Puteaux	N° TVA : FR 72 542 107 800
otis.com	Tel : 01 46 91 60 00